EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDPENDENT AUDITORS

We consent to the incorporation by reference in the following Registration Statements for I-Link Incorporated: Form S-8/Form S-3 No. 333-86761 pertaining to the 1997 Recruitment Stock Option Plan of I-Link Incorporated; Form S-8/S-3 No. 333-88881 pertaining to Various Written Compensation Contracts of I-Link Incorporated; Form S-8/S-3 No. 333-08483 pertaining to the 1995 MedCross, Inc. Employee Stock Option and Appreciation Rights Plan of MedCross, Inc.; Form S-8/S-3 No. 333-08477 pertaining to the 1995 MedCross, Inc. Director Stock Option and Appreciation Rights Plan of MedCross, Inc.; and Form S-8 No. 33-81646 pertaining to the 1994 Director Stock Option Plan of MedCross, Inc. of our report dated January 10, 2001 (except for Note 13, as to which the date is August 15, 2001) with respect to the consolidated financial statements of the United States operations of Communications Telesystems International d.b.a. WorldxChange Communications included in the Current Report (Form 8-K/A#1) of I-Link Incorporated filed with the Securities and Exchange Commission on or about August 20, 2001.

/s/ERNST & YOUNG LLP

San Diego, California
August 15, 2001